Exhibit 21.1

Energy Recovery, Inc.

LIST OF REGISTRANT'S SUBSIDIARIES

Subsidiaries of Registrant (All 100% Owned)	Country/State of Incorporation/Formation
Energy Recovery Iberia, S.L.	Spain
Energy Recovery Canada, Corp.	Canada